Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107976

PROSPECTUS SUPPLEMENT DATED December 10, 2003
(To Prospectus filed on November 19, 2003)

LSI LOGIC CORPORATION

$350,000,000

4.00% Convertible Subordinated Notes due May 15, 2010 and
the Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

1. Selling Securityholders

     The table captioned “Selling Securityholders” commencing on page 42 of the Prospectus is hereby amended to reflect the following additions and changes.

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)

The California Wellness Foundation (4)	$409,000	*	30,476	*
Chrysler Corporation Master Retirement Trust (40)	$1,975,000	*	147,168	*
Delta Air Lines Master Trust – CV (40)	$840,000	*	62,593	*
Delta Pilots Disability & Survivorship Trust – CV (40)	$395,000	*	29,433	*
Goldman, Sachs & Co. (45)	$21,590,000	6.2%	1,608,791	*
Lexington Vantage Fund c/o TQA Investors, LLC (9)	$168,000	*	12,518	*
Lord Abbett Investment Trust – LA Convertible Fund (5)	$820,000	*	61,102	*
Microsoft Corporation (40)	$1,295,000	*	96,497	*
Morgan Stanley Convertible Securities Trust (44)	$2,400,000	*	178,837	*
Motion Picture Industry Health Plan — Active Member Fund (40)	$205,000	*	15,275	*
Motion Picture Industry Health Plan — Retiree Member Fund (40)	$135,000	*	10,059	*
Partner Reinsurance Company Ltd. (40)	$685,000	*	51,043	*
Qwest Occupational Health Trust (40)	$235,000	*	17,511	*
Sphinx Fund c/o TQA Investors, LLC (9)	$422,000	*	31,445	*

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)

State Employees’ Retirement Fund of the State of Delaware (40)	$920,000	*	68,554	*
TQA Master Plus Fund, Ltd. (9)	$9,802,000	2.8%	730,401	*
Vanguard Convertible Securities Fund, Inc. (40)	$7,860,000	2.2%	585,692	*
Wachovia Capital Markets LLC (43)	$2,750,000	*	204,917	*
Xavex — Convertible Arbitrage 7 Fund c/o TQA Investors, LLC (9)	$1,497,000	*	111,549	*
Zurich Institutional Benchmarks Master Fund LTD c/o TQA Investors, LLC (9)	$1,551,000	*	115,573	*

* Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 74.5156 shares per $1,000 principal amount of the notes (representing an initial conversion price of approximately $13.42 per share of common stock). However, this conversion price will be subject to adjustment as described in the Prospectus under “Description of Notes—Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 379,055,880 shares of common stock outstanding as of November 7, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(4)	Nick Calamos has voting or investment power over these securities.

(5)	The Lord Abbett Convertible Management Team has voting or investment power over these securities.

(9)	Robert Butman, John Idone, George Esser, Paul Bucci and Bart Tesoriero have voting or investment power over these securities.

(40)	Oaktree Capital Management LLC is the investment manager of the securityholder with respect to the aggregate principal amount at maturity set forth next to such securityholder’s name. Oaktree does not own any equity interest in the securityholder, but has voting and dispositive power over the aggregate principal amount at maturity set forth next to the securityholders’ name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the Notes held by all securityholders, except for their pecuniary interest therein.

(43)	The securityholder is a registered broker-dealer. Eric Grant has voting or investment power over these securities.

(44)	The securities are managed by Morgan Stanley Advisors, which is an affiliate of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated is a registered broker-dealer.

(45)	The securityholder is a registered broker-dealer.

2. Plan of Distribution

     The following sentence supersedes in part and supplements the information in the twelfth paragraph in the Plan of Distribution section in the Prospectus.

     The following selling securityholders are underwriters within the meaning of the Securities Act: Goldman, Sachs & Co., Lehman Brothers, Inc., UBS Securities LLC, US Bancorp Piper Jaffray and Wachovia Capital Markets LLC.